Exhibit 4.2
ASSUMPTION AND AMENDMENT AGREEMENT
EARLE M. JORGENSEN
RETIREMENT SAVINGS PLAN
     This Agreement is entered into as of April 3, 2006, by and among Earle M. Jorgensen Company, a Delaware corporation (“EMJ”), Reliance Steel & Aluminum Co., a California corporation (“Reliance”), and RSAC Acquisition Corp., a Delaware corporation (“RSAC”), with respect to the Earle M. Jorgensen Company Retirement Savings Plan (the “Plan”).
WITNESSETH:
     WHEREAS, EMJ has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 17, 2006, with Reliance and RSAC, a newly-formed wholly-owned subsidiary of Reliance;
     WHEREAS, pursuant to the Merger Agreement, EMJ will be merged with and into RSAC (the “Merger”), with RSAC as the surviving entity, which will immediately change its name to “Earle M. Jorgensen Company” and which will remain wholly-owned by Reliance as of the Effective Time (as defined in the Merger Agreement);
     WHEREAS, pursuant to Section 6.05(a) of the Merger Agreement, RSAC will assume and succeed to all of the obligations and liabilities of EMJ under the Plan;
     WHEREAS, pursuant to Section 6.05(a) of the Merger Agreement, Reliance will guarantee RSAC’s assumed obligations pertaining to Additional Employer Contributions (as defined in the Plan); and
     WHEREAS, as of the Effective Time, for purposes of Additional Employer Contributions, as defined in the Plan, the obligation to contribute shares of EMJ common stock will be replaced with an obligation to contribute shares of the common stock of Reliance, with the number of shares to be contributed to be adjusted by the Option Exchange Ratio (as defined in the Merger Agreement).
     NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and subject to completion of the Merger, the parties agree that the Plan shall be, and hereby is, assumed and amended as follows:
1. RSAC hereby assumes and adopts the Plan as of the Effective Time and agrees to perform all of the obligations and liabilities of EMJ with respect to the Plan, and EMJ hereby consents to such assumption.
2. Reliance agrees to register with the Securities and Exchange Commission and list on the New York Stock Exchange any shares of Reliance Common Stock issuable to the Plan.
3. Reliance agrees to guarantee RSAC’s obligation(s) to make Additional Employer Contributions under the Plan and Reliance has reserved for issuance and will authorize the issuance of shares of Reliance common stock to the Plan as necessary to fulfill RSAC’s obligations to make Additional Employer Contributions to the Plan.
4. As of the Effective Time, the Plan is amended in the following respects:
a) Unless the context otherwise requires, any reference in the Plan to “Earle M. Jorgensen Company, a Delaware corporation,” is revised to refer to “RSAC Acquisition Corp., a Delaware corporation, which, upon completion of the merger with Earle M. Jorgensen Company, will immediately change its name to “Earle M. Jorgensen Company” and will remain a wholly-owned subsidiary of Reliance Steel & Aluminum Co.”.
b) Section 1.6 is amended by deleting the words “Vice President” in the first sentence and substituting in lieu thereof the word “President.”
c) Section 1.28 is amended by deleting the words “Vice President” and substituting in lieu thereof the word “President.”
d) A new Section 1.62.1 is inserted immediately after Section 1.62 to read as follows:
“1.62.1 “President” means the President of the Company or, upon the resignation or removal of the President, any successor officer to the President who performs substantially similar duties with respect to the administration of employee benefits (whether assigned a different title by the Company or not).”
e) Section 1.77 is deleted and amended to read as follows:
“1.77 [Intentionally omitted.]
f) Section 1.20 is revised to read as follows:
“1.20 “Company Stock” means common shares of Reliance Steel & Aluminum Co., no par value.”
g) The following sentence is added at the end of Appendix 3.3(a):
“The Additional Employer Contribution to be made for the Plan Year ending March 31, 2006, will be made in a number of             shares of Company Stock equal to the number of shares of Earle M. Jorgensen common stock that would have been contributed for such Plan Year had the merger between Earle M. Jorgensen Company and Reliance Steel & Aluminum Co. not occurred, multiplied by the “Option Exchange Ratio” as defined in Section 2.03(e) of the Agreement and Plan of Merger between and among Earle M. Jorgensen Company, Reliance Steel & Aluminum

Co. and RSAC Acquisition Corp., dated as of January 17, 2006.
h) Sections 6.5(b) and 6.5(c)(5) are deleted.
5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
6. This Agreement may be executed in any number of counterparts each of which may be deemed an original but all of which together shall constitute one of the same instrument.
7. This Agreement shall be construed and governed in accordance with the internal laws of the State of Delaware and the Employee Retirement Income Security Act of 1974, as amended, without giving effect to principles of conflicts of law.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EARLE M. JORGENSEN COMPANY:		RSAC ACQUISITION CORP.

By:		By:

	Title		Title

RELIANCE STEEL & ALUMINUM CO.:

By:

Title

3